Exhibit 5.2

                              Management Agreement
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                           INVESTMENT ADVISER CONTRACT


                                                                 January 1, 1994


Phoenix Investment Counsel, Inc.
One American Row
Hartford, CT 06115

Gentlemen:

     You are hereby appointed, subject to your acceptance of such appointment by signing and returning to Phoenix Total Return Fund, Inc. (hereinafter called the "Fund") a duplicate of this letter, the Investment Adviser of the Fund with the powers and duties set forth below. Upon such acceptance your appointment as such Investment Adviser will take effect and this letter shall constitute the Investment Adviser Contract between you and the Fund.

     1. Subject to review by the Fund and except as the Fund may otherwise direct, you as Investment Adviser shall furnish the Fund continuously an investment program and shall determine from time to time what securities shall be purchased or sold by the Fund and what portion of the funds of the Fund shall be uninvested, always in compliance with the provisions of the Restated Articles of Organization and By-Laws of the Fund and the then current prospectus.

     2. Subject to review by the Fund and except as the Fund may otherwise direct, all orders for the purchase and sale of portfolio securities are to be placed by you in your discretion as to the firm, individual or agency executing them. It is understood and agreed, however, that no such orders shall be placed in contravention of the provisions of the Investment Company Act of 1940.

     3. All assets of the Fund are to be held solely by the Custodian for the Fund subject to the Custodian Contract. The Custodian is to make delivers and receive payment for the account of the Fund for securities sold and to accept deliveries and not make payment for securities purchased only as directed by such person or persons as are determined from time to time by the Board of Directors of the Fund. The term "securities" as used herein does not include shares of the Fund.

     4. You shall render to the Fund, at regularly scheduled meetings of its Board of Directors and at such other times as the Fund may request, a report on all matters pertaining to your services as Investment Adviser hereunder, including a list of all securities owned by the Fund, and you shall, at the Fund's request, supply to the Fund any and all information available to you for use in connection with the Fund's periodic reports to shareholders.

     5. You shall, at your own expense, furnish to the Fund office space in your offices or in such other place as may be agreed upon from time to time, and all necessary office facilities,

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Phoenix Investment Counsel, Inc.
January 1, 1994
Page 2

equipment and personnel for managing the investment and reinvestment of the assets of the Fund and shall arrange, if desired by the Fund, for members of your organization to serve without salaries from the Fund as officers or agents of the Fund. You assume and shall pay or reimburse the Fund for: (1) the compensation (if any) of the directors of the Fund who are employed on a full time basis by you and by any of your affiliates and of all officers of the Fund as such, and (2) all expenses incurred by your or by the Fund in connection with the management of the investment and reinvestment of the assets of the Fund. The Fund assumes and shall pay all other expenses of the Fund, including, without limitation: (1) all charges and expenses of any custodian or depositary appointed by the Fund for the safekeeping of its cash, securities and other property, (2) all charges and expenses for bookkeeping and auditors, (3) all charges and expenses of any transfer agents and registrars appointed by the Fund, (4) all fees of all directors of the Fund who are not employed on a full time basis by you or by any of your affiliates, (5) all broker's fees, expenses and commissions and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party, (6) all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies, (7) all costs of stock certificate representing, shares of the Fund. (8) all fees and expenses involved in registering and maintaining registrations of the Fund and of its shares with the Securities and Exchange Commission and registering or qualifying its shares under state or other securities laws including the preparation and printing of prospectuses for filing with said Commission and other authorities (but not the expenses of preparing any sales literature or of printing the same or of printing any prospectus for use in selling Fund shares, which expenses neither party undertakes by this contract to bear), (9) all expenses of shareholders' and directors' meetings and of preparing and printing reports to shareholders dealing with shareholders, (10) all charges and expenses of legal counsel for the Fund in connection with legal matters relating to the Fund, including, without limitation, legal services rendered in connection with the Fund's corporate existence, corporate and financial structure and relations with its shareholders, registrations and qualifications of securities under federal, state and other laws, issues of securities and expenses which the Fund has herein assumed, (11) all expenses of insurance premiums for fidelity and other coverage, and (12) extraordinary expenses and expenses of a non-recurring nature which may include, but not be limited to, the reasonable and proportionate cost of any reorganization or acquisition of assets and the cost of legal proceedings to which the Fund is a party. In the event you provide any of the services (excluding printing) involved in maintaining registrations of the Fund and of its shares with the Securities and Exchange Commission or involved in the preparation of shareholder reports, the Fund will promptly reimburse you therefor on a cost basis.

     6. For providing the services outlined herein, the Fund agrees that you shall be compensated as follows: (1) Within five days after the end of each month, the fund shall pay you a fee based on an annual rate of .65% of the average of the aggregate daily net asset values of the fund up to $1 billion;
(2) .60% of such value between $1 billion and $2 billion; and (3) .55% of such value in excess of $2 billion. The amounts payable to you shall be based upon the average value of the net assets of the Fund as of the close of business each day, computed in

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Phoenix Investment Counsel, Inc.
January 1, 1994
Page 3

accordance with the Fund's Restated Articles of Organization.

     If this Contract becomes effective after the first day of a month or is terminated before the last day of a month, your remuneration for such fraction of a month shall be pro-rated proportionately to such fraction of a month.

     Notwithstanding anything contained in the foregoing, you agree to reimburse the Fund for the amount, if any, of the expenses of the Fund (including your compensation but excluding interest, brokerage cost, taxes and extraordinary expenses) for any fiscal year which exceeds the level of expenses which the Fund is permitted to bear under the most restrictive expense limitation imposed (and not waived) on the Fund by any state in which shares of the Fund are then qualified. Such reimbursement, if any, will be made by you to the Fund within five days after the end of each month.

     7. You shall incur no liability under this Contract for any instructions, action or failure to act except for willful negligence, bad faith or gross negligence in the performance of your duties, or by reason of your reckless disregard of your obligations and duties hereunder.

     8. This contract shall continue in effect only so long as (1) such continuance is specifically approved at least annually by the Board of Directors of the Fund for by a vote of the majority of the outstanding shares of the Fund and (2) such continuance or any renewal and the terms of such contract have been approved by the vote of a majority of directors of the Fund who are not interested persons, as that term is defined in the Investment Company Act of 1940, of you or of the Fund, cast in person at a meeting called for the purpose of voting on such approval. For all purposes of this Contract, the term "a majority of outstanding shares" shall mean the lesser of (i) 67% of the shares represented at a meeting at which more than 50% of the outstanding shares are represented or (ii) more then 50% of the outstanding shares.

     9. On sixty days' written notice to you, this Contract may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding shares of the Fund; and on sixty days' written notice to the Fund this Contract may be terminated at any time by you, without the payment of any penalty. This Contract shall automatically terminate upon its assignment (as that term is defined in the Investment Company Act of 1940).

     10. This Contract may be amended by the parties hereto with the approving vote of the holders of a majority of the outstanding shares of the Fund, but no such amendment shall conflict with any of the provisions of the Restated Articles of Organization or By-Laws of the Fund of the Investment Company Act of 1940 or of any order of the Securities and Exchange Commission.

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Phoenix Investment Counsel, Inc.
January 1, 1994
Page 4

     11. In the event of termination of this Contract, or at your request, the Fund will eliminate all reference to "Phoenix" from its name, and will not thereafter transact business in a name using the word "Phoenix" in any form or combination whatsoever, or otherwise use the word "Phoenix" as part of its materials, letterheads, and other material designed to be read by investors and prospective investors and will delete from its name the word "Phoenix" or any approximation thereof. If you choose to withdraw the right to use the word "Phoenix", the Fund agrees to submit the question of continuing the Contract to a vote of the Fund shareholders at the time of such withdrawal.

     12. This Contract shall be construed and the rights and obligations of the parties hereunder enforced in accordance with the laws of the Commonwealth of Massachusetts.

                                   Very truly yours,

                                   PHOENIX TOTAL RETURN FUND, INC.


                                   By: /s/ Philip R. McLoughlin
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                                       Philip R. McLoughlin, President


Accepted as of the date first written:

PHOENIX INVESTMENT COUNSEL, INC.



By: /s/ Patricia A. Bannan
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        Patricia A. Bannan, President